UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2011

RECOVERY ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(888) 887-4449
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On July 11, 2011, the Company announced the hiring of Alan Bradley Gabbard, age 56, as Chief Financial Officer of the Company, effective July 12, 2011.

Mr. Gabbard has extensive experience in the management and operations of energy and oil and gas companies. Since September 2009, Mr. Gabbard has served as Chief Financial Officer of Applied Natural Gas Fuels, Inc., a company which produces, distributes, and sells liquefied natural gas and compressed natural gas to transportation, industrial, and municipal markets in the western United States and northern Mexico. From July 2008 to September 2009, Mr. Gabbard founded and operated a consulting firm providing management and financial consulting services to companies involved in the oil and gas production and energy related businesses. from April 2007 to July 2008  he was a co-owner and principal of MG Advisors, which provided management and financial services to private energy companies. From 1991 to April 2007, Mr. Gabbard co-founded and operated PowerSecure International, Inc., a pioneer in the development of Energy and Smart Grid Solutions for electric utilities, and their commercial, institutional, and industrial customers.

As compensation for his services, Mr. Gabbard will receive an annual salary of $175,000. Additionally, he was granted 400,000 shares of the Company’s common stock, 50,000 shares of which are vested and the balance to vest according to the following schedule:  116,666 shares on November 1, 2011, 116,667 shares on November 1, 2012 and 116,667 shares on November 1, 2013, provided that Mr. Gabbard has been continuously employed by the Company through each vesting date, and that such shares are fully paid and non-assessable.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Identification of Exhibits
99.1	Press Release dated July 11, 2011

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: July 15, 2011	By:	/s/ Roger A. Parker
Roger A. Parker
President and Chief Executive Officer

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